Exhibit 10.1

NINTH AMENDMENT TO AGREEMENT OF LEASE FOR PREMISES IN
THE FEDERATED INVESTORS TOWER
THIS NINTH AMENDMENT TO AGREEMENT OF LEASE (this “Ninth Amendment”) is made and entered into as of the 9th day of September, 2016, by and between IX LIBERTY CENTER OWNER, L.P., a Delaware limited partnership (successor in interest to Liberty Center Venture, a Pennsylvania general partnership) (“Landlord”), and FEDERATED INVESTORS, INC. (“Tenant”).
WHEREAS, Landlord and Tenant are parties to an Agreement of Lease for certain premises in the Federated Investors Tower dated January 1, 1993 (the “Original Master Lease”) as amended by an Amendment to Agreement of Lease dated May 1, 1995 (the “Amendment”), a First Amendment to Agreement of Lease dated November 2, 1995 (the “First Amendment”), a Second Amendment to Agreement of Lease dated September 19, 1996 (the “Second Amendment”), a Third Amendment to Agreement of Lease dated February 10, 1999 (the “Third Amendment”), a Fourth Amendment to Agreement of Lease dated June 30, 2000 (the “Fourth Amendment”), a Fifth Amendment to Agreement of Lease dated November 10, 2000 (the “Fifth Amendment”), a Sixth Amendment to Agreement of Lease dated December 31, 2003 (the “Sixth Amendment”), a Seventh Amendment to Agreement of Lease dated August 15, 2007 (the “Seventh Amendment”), and an Eighth Amendment to Agreement of Lease dated September 9, 2011 (the “Eighth Amendment” and collectively, the “Master Lease”);
WHEREAS, the Master Lease will expire by its terms on December 31, 2021; and
WHEREAS, Landlord and Tenant desire to amend the Master Lease for purposes of, among other matters: (i) extending the Initial Term of the Master Lease by nine (9) years for the period from January 1, 2022 to December 31, 2030; (ii) providing for new Basic Rent during the aforesaid extension of the Initial Term; (iii) establishing a new Base Year for the aforesaid extension of the Initial Term; (iv) granting Tenant an additional tenant improvement and refurbishment allowance; and (v) modifying certain other terms of the Master Lease, all in accordance with the terms and provisions hereof.
NOW THEREFORE, Landlord and Tenant, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, agree as follows:
1.Preamble. The foregoing preamble is incorporated by reference herein as if set forth at length. Capitalized terms not otherwise defined shall have the meaning given to such terms in the Master Lease. All references herein to the Master Lease shall include the Amendment, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, and the Eighth Amendment.
2.    Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Master Lease, as amended. The parties hereby confirm that the Premises leased under the Master Lease currently consist of 255,667 Square Feet located on Floor 8 and Floors 16 through 27 of the Building and in certain other areas of the Building designated as “Common Areas – Exhibit “G” Existing Lease” in Exhibit B to the Original Master Lease.

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Landlord and Tenant acknowledge that Tenant’s Share (as defined in Paragraph 1.1(www) of the Master Lease) is 49.76%.
3.    Extension of Initial Term. The parties hereto acknowledge and agree that the expiration date of the Initial Term is currently December 31, 2021. By this Ninth Amendment, the Initial Term of the Master Lease with respect to all of the Premises is hereby extended from January 1, 2022 through December 31, 2030. For the avoidance of doubt, in Section 7 of the Eighth Amendment, the term “Initial Term’ shall refer to the Initial Term as extended by this Ninth Amendment and the terms “Renewal Options” and “Renewal Terms” shall be tied to the Initial Term as extended by this Ninth Amendment.
4.    Basic Rent.
The Basic Rent payable by Tenant for the Premises during the extension of the Initial Term for the period from January 1, 2022 through December 31, 2030 shall be as follows:
(a)    For the period beginning on January 1, 2022 and ending on December 31, 2022, Tenant shall pay to Landlord Basic Rent in the amount of Twenty Eight and 00/100 Dollars ($28.00) per Square Foot per year, being the sum of Seven Million One Hundred Fifty-Eight Thousand Six Hundred Seventy-Six and 00/100 Dollars ($7,158,676.00) per calendar year, payable at the rate of Five Hundred Ninety-Six Thousand Five Hundred Fifty Six and 33/100 Dollars ($596,556.33) per month.
(b)    For the period beginning on January 1, 2023 and ending on December 31, 2023, Tenant shall pay to Landlord Basic Rent in the amount of Twenty Eight and 42/100 Dollars ($28.42) per Square Foot per year, being the sum of Seven Million Two-Hundred Sixty-Six Thousand Fifty-Six and 14/100 Dollars ($7,266,056.14) per calendar year, payable at the rate of Six Hundred Five Thousand Five Hundred Four and 68/100 Dollars ($605,504.68) per month.
(c)    For the period beginning on January 1, 2024 and ending on December 31, 2024, Tenant shall pay to Landlord Basic Rent in the amount of Twenty Eight and 85/100 Dollars ($28.85) per Square Foot per year, being the sum of Seven Million Three Hundred Seventy-Five Thousand Nine Hundred Ninety-Two and 95/100 Dollars ($7,375,992.95) per calendar year, payable at the rate of Six Hundred Fourteen Thousand Six Hundred Sixty-Six and 08/100 Dollars ($614,666.08) per month.
(d)    For the period beginning on January 1, 2025 and ending on December 31, 2025, Tenant shall pay to Landlord Basic Rent in the amount of Twenty Nine and 28/100 Dollars ($29.28) per Square Foot per year, being the sum of Seven Million Four Hundred Eighty Five Thousand Nine-Hundred Twenty-Nine and 76/100 Dollars ($7,485,929.76) per calendar year, payable at the rate of Six Hundred Twenty-Three Thousand Eight Hundred Twenty-Seven and 48/100 Dollars ($623,827.48) per month.
(e)    For the period beginning on January 1, 2026 and ending on December 31, 2026, Tenant shall pay to Landlord Basic Rent in the amount of Twenty Nine and 72/100 Dollars ($29.72) per Square Foot per year, being the sum of Seven Million Five Hundred Ninety-Eight Thousand

Four Hundred Twenty-Three and 24/100 Dollars ($7,598,423.24) per calendar year payable at the rate of Six Hundred Thirty-Three Thousand Two Hundred One and 94/100 Dollars ($633,201.94) per month.
(f)    For the period beginning on January 1, 2027 and ending on December 31, 2027, Tenant shall pay to Landlord Basic Rent in the amount of Thirty and 17/100 Dollars ($30.17) per Square Foot per year, being the sum of Seven Million Seven Hundred Thirteen Thousand Four Hundred Seventy-Three and 39/100 Dollars ($7,713,473.39) per calendar year payable at the rate of Six Hundred Forty-Two Thousand Seven Hundred Eighty-Nine and 45/100 Dollars ($642,789.45) per month.
(g)    For the period beginning on January 1, 2028 and ending on December 31, 2028, Tenant shall pay to Landlord Basic Rent in the amount of Thirty and 62/100 Dollars ($30.62) per Square Foot per year, being the sum of Seven Million Eight Hundred Twenty-Eight Thousand Five Hundred Twenty-Three and 54/100 Dollars ($7,828,523.54) per calendar year payable at the rate of Six Hundred Fifty-Two Thousand Three Hundred Seventy-Six and 96/100 Dollars ($652,376.96) per month.
(h)    For the period beginning on January 1, 2029 and ending on December 31, 2029, Tenant shall pay to Landlord Basic Rent in the amount of Thirty-One and 9/100 Dollars ($31.08) per Square Foot per year, being the sum of Seven Million Nine Hundred Forty-Six Thousand One Hundred Thirty and 36/100 Dollars ($7,946,130.36) per calendar year payable at the rate of Six Hundred Sixty-Two Thousand One Hundred Seventy-Seven and 53/100 Dollars ($662,177.53) per month.
(i)    For the period beginning on January 1, 2030 and ending on December 31, 2030, Tenant shall pay to Landlord Basic Rent in the amount of Thirty-One and 55/100 Dollars ($31.55) per Square Foot per year, being the sum of Eight Million Sixty-Six Thousand Two Hundred Ninety-Three and 85/100 Dollars ($8,066,293.85) per calendar year payable at the rate of Six Hundred Seventy-Two Thousand One Hundred Ninety-One and 15/100 Dollars ($672,191.15) per month.
5.    Base Year. For the extension of the Initial Term of the Master Lease for the period from January 1, 2022 through December 31, 2030, the Base Year shall be 2022. If Tenant exercises its first Renewal Option under Section 2.3 of the Master Lease for the period from January 1, 2031 through December 31, 2035, the Base Year shall be 2031. If Tenant exercises its second Renewal Option under Section 2.3 of the Master Lease for the period from January 1, 2036 through December 31, 2040, the Base Year shall be 2036.
6.    Signage Rights. Section 8 of the Fourth Amendment is hereby amended and restated as follows:
Tenant acknowledges that in the event Tenant’s occupancy level in the Building pursuant to the Master Lease and any other lease of space in the Building between Landlord and Tenant decreases below 200,000 Square Feet, Landlord may, at Landlord’s sole option and sole discretion require Tenant to pay commercially reasonable rent for the space occupied by the Signs at a price to be mutually agreed upon by the parties acting in good faith at that time or if no agreement is reached, Tenant will remove the Signs.
7.    Existing Tenant Improvement and Refurbishment Allowances. Landlord and Tenant acknowledge that, as of the date of this Ninth Amendment, the outstanding amount of the Tenant Improvement and Refurbishment Allowances is Three Million Three Hundred Eighty-Six Thousand Six Hundred Fifteen and 19/100 Dollars ($3,386,615.19). Landlord and Tenant further agree that Section 6 of the Eighth Amendment is hereby amended as follows:
(a)    The first two sentences of Section 6(b) of the Eighth Amendment are hereby deleted and replaced with the following:
Tenant may use the Tenant Improvement and Refurbishment Allowances for improvements to any Floor of the Premises. In addition, the Tenant Improvement and Refurbishment Allowances amount for Floors 8, 16 and 17 in the amount of $513,872.00 (the “8th, 16th and 17th Floors TIA”) as set forth above may also be applied to the costs of purchasing furniture for use anywhere in the Premises.

(b)    The first sentence of Section 6(d)(i) of the Eighth Amendment is hereby amended and restated as follows:
If Tenant exercises its right to terminate the Master Lease pursuant to Section 10 of the Sixth Amendment effective prior to December 31, 2021, Tenant shall reimburse Landlord for the unamortized portion of the Tenant Improvement and Refurbishment Allowances to the extent paid by Landlord to Tenant with respect to Floors 8, 16-27 in the maximum amount of $5,284,088.00 pursuant to this Eighth Amendment (the “Eighth Amendment TIA”).
(c)    Section 6(d)(iv) of the Eighth Amendment is hereby amended and restated as follows:
If Tenant exercises its right to terminate the Master Lease pursuant to Section 10 of the Sixth Amendment after December 31, 2021, Tenant shall not be obligated to make any reimbursement to Landlord under Section 10 of the Sixth Amendment or this paragraph (d).
8.    Additional Tenant Improvement and Refurbishment Allowance. Landlord and Tenant agree that, as of January 1, 2022, Tenant shall be entitled to an additional tenant improvement and refurbishment allowance in the amount of Four Million Three Hundred Forty-Six Thousand Three Hundred Thirty-Nine and 00/100 Dollars ($4,346,339.00) (the “Additional Tenant Improvement and Refurbishment Allowance”). Any portion of the Additional Tenant Improvement and Refurbishment Allowance which is not requested for disbursement by Tenant or applied as a credit against payment of Basic Rent on or before December 31, 2025 shall be deemed to be waived by Tenant, and Landlord shall have no further obligation to pay or credit any such remaining

Additional Tenant Improvement and Refurbishment Allowance to Tenant, subject to Section 8(b)(y) below. The Additional Tenant Improvement and Refurbishment Allowance will be paid and/or credited to Tenant in the following manner:
(a)    On or before September 1 of each calendar year beginning with the calendar year 2021 and continuing until September 1, 2024 with respect to calendar year 2025, Tenant will notify Landlord, in writing, of Tenant’s proposed annual spending plan of the Additional Tenant Improvement and Refurbishment Allowance for the following calendar year. Tenant’s proposed annual spending plan shall set forth the maximum amount of the Additional Tenant Improvement and Refurbishment Allowance to be drawn by Tenant with respect to the following calendar year (“Maximum Draw”). Landlord acknowledges that Tenant’s proposed spending plan is not subject to Landlord’s approval, and Tenant acknowledges that all alterations and improvements shall comply with Article 7 of the Master Lease. Tenant’s proposed annual spending plan is subject to final approval and implementation by Tenant’s management and, after September 1 of each year, such proposed annual spending plan may change in scope (but any such change in scope delivered after September 1 will not increase the amount of the Maximum Draw), be delayed, or be cancelled by Tenant at any time thereafter.
(b)    Tenant may use the Additional Tenant Improvement and Refurbishment Allowance at its discretion (i) for the improvement and refurbishment of any Floors (including furniture, fixtures and equipment) and (ii) up to fifty percent (50%) of the Additional Tenant Improvement and Refurbishment Allowance (i.e., up to a maximum amount of $2,173,169.50) may be applied as a credit against payment of Basic Rent, provided, however, that no monthly installment of Basic Rent shall be reduced by more than fifty percent (50%) of the amount which would otherwise be payable to Landlord with respect to such monthly installment. With respect to any unused portion of the Maximum Draw which was included by Tenant in its proposed annual spending plan for a calendar year and was not actually used by Tenant during such calendar year: (x) if Tenant did not undertake the improvements and refurbishments to which such amounts were to be allocated then such unused amounts may be carried forward by Tenant, and may be requested for disbursement by Tenant at any time through December 31, 2025 pursuant to an annual spending plan or applied as credits against Basic Rent as provided herein; and (y) if Tenant has undertaken the improvements and refurbishments to which such amounts were allocated but has not yet received and/or paid the invoices relating to such work, Tenant may draw such amounts from Landlord in the subsequent calendar year, including without limitation in calendar year 2026.
(c)    Landlord shall pay directly to Tenant the actual annual Additional Tenant Improvement and Refurbishment Allowance expended (but in no event greater than the applicable Maximum Draw) within forty-five (45) days following Landlord’s receipt of paid invoices and unconditional lien waivers from all contractors performing any of Tenant’s work in the Premises. If the actual Tenant improvement and refurbishment expenditures by Tenant in any calendar year exceed the applicable Maximum Draw, then Tenant shall be responsible for payment of such excess expenditures but shall have the right to be reimbursed for such amounts in subsequent calendar years as may be set forth in the Tenant’s annual spending plan for such year(s) and to the extent of remaining available amounts of the Additional Tenant Improvement and Refurbishment Allowance.

(d)    If Tenant exercises its right to terminate the Master Lease pursuant to Section 10 of the Sixth Amendment effective after the date of this Ninth Amendment and prior to December 31, 2030, Tenant shall reimburse Landlord for the unamortized portion of the Additional Tenant Improvement and Refurbishment Allowance to the extent paid by Landlord to Tenant in the maximum amount of $4,346,339.00 pursuant to this Ninth Amendment (the “Ninth Amendment TIA”). For purposes of determining such amortization, the parties shall assume that the full amount of the Ninth Amendment TIA was disbursed on January 1, 2022, and that Tenant is amortizing the full amount of the Ninth Amendment TIA in its payments of Basic Rent hereunder at the rate of 5% per annum over the period beginning on January 1, 2022 and ending on December 31, 2030. The unamortized amounts of the Ninth Amendment TIA that have been disbursed by Landlord to Tenant prior to the effective date of such termination shall be equal to the aggregate amount of the Ninth Amendment TIA actually disbursed by Landlord to Tenant less the aggregate amount of principal amortized as of the effective date of such termination. For example, if Tenant has received the sum of $3,000,000 as the Ninth Amendment TIA and Tenant subsequently terminates the Lease pursuant to Section 10 of the Sixth Amendment with such termination being effective as of December 31, 2026, then Tenant would owe to Landlord the remaining unamortized amount of $837,326.00 (being the $3,000,000 Ninth Amendment TIA actually received by Tenant less the total of the amortized principal sums of $392,288.00, $412,358.00, $433,455.00, $455,631.00 and $478,942 as shown on Exhibit A attached to this Ninth Amendment). Such reimbursement by Tenant shall occur by no later than the expiration date of the Term as determined by the exercise of the foregoing termination right. Landlord agrees that within sixty (60) days following the end of any calendar year in which amounts of the Ninth Amendment TIA are disbursed to Tenant, Landlord shall prepare and deliver to Tenant an annual statement reflecting the prior year’s disbursements of the Ninth Amendment TIA and the total aggregate disbursements of the Ninth Amendment TIA during the Initial Term as extended hereby. Tenant acknowledges and agrees that in no event shall Tenant be entitled to any credit or otherwise have any claim against Landlord with respect to (x) any negative amortization amounts for the Ninth Amendment TIA which Tenant has not actually received pursuant to the amortization schedule attached as Exhibit A, or (y) amounts of the Ninth Amendment TIA that shall not have been properly requested by Tenant under and pursuant to this Section 8 to be disbursed by Landlord prior to the effective date of a termination of this Lease by Tenant.
(e)    If Tenant exercises its right to terminate the Master Lease pursuant to Section 10 of the Sixth Amendment after December 31, 2030 during a Renewal Term or other extension of the Master Lease, Tenant shall not be obligated to make any reimbursement to Landlord under paragraph (d) of this Section 8.
9.    Termination of Refurbishment Allowance. Landlord and Tenant hereby agree that the obligation of Landlord to provide any Refurbishment Allowance to Tenant pursuant to Section 6.4 of the Original Master Lease is hereby terminated and all calculations and provisions related to such obligation described in Section 6.4 of the Original Master Lease shall be of no further force or effect; provided, however, that nothing in this Section 9 shall reduce or affect the existing balance of the Tenant Improvement and Refurbishment Allowances in the amount of $3,386,615.19.
10.    Improvement Allowance with Respect to Expansion Space. Section 6.5 of the Original Master Lease is hereby amended and restated in its entirety as follows:

If Tenant elects to lease Expansion Space pursuant to Section 2.4 hereof and agrees, in writing, that such Expansion Space is to become part of the Premises leased by Tenant under the terms of this Lease, then in the event that at least five (5) years remain in the current Term (or if Tenant has exercised one or more Renewal Options as set forth in Section 2.3 so that at least five (5) years remain on such Renewal Term), Tenant shall receive a Tenant finish allowance (the “Tenant Finish Allowance”) in the year in which Tenant leases any of the Expansion Space, which Tenant Finish Allowance shall be equal to the sum of Twenty-Five Dollars ($25.00) per Square Foot (increased by two percent (2%) compounded per year from January 1, 2016). In the event that less than five (5) years remain in the current Term or any Renewal Term with respect to such Expansion Space, then the Tenant Finish Allowance shall be an amount which would be equal to the sum of Five Dollars ($5.00) per Square Foot per year (increased by two percent (2%) compounded per year from January 1, 2016) for each full Lease Year remaining on the current Term or current Renewal Term; provided, however, that if Tenant subsequently exercises one or more Renewal Options such that at least five (5) years remain on such Term or Renewal Term, then Landlord shall pay to Tenant the difference between (i) the actual improvement allowance (calculated at Five Dollars ($5.00) per Square Foot per year and compounded as set forth hereinabove) received by Tenant with respect to such Expansion Space and (ii) the Tenant Finish Allowance calculated in accordance with the first sentence of this Section 6.5.

11.    Operating Rent. For purposes of clarifying the revisions to Section 4.1 of the Original Master Lease effected by Section 7 of the Sixth Amendment, Landlord and Tenant agree that Section 7(a)(iv) of the Sixth Amendment is hereby amended and restated as follows:
There shall be no limitation on increases in Tenant’s Share of Non-Controllable Operating Expenses. There shall be no automatic or minimum increase in Non-Controllable Operating Expenses or in Controllable Operating Expenses, and the automatic increase in Remaining Operating Expenses by four percent (4%) per year on a compounded, cumulative basis under Section 4.1(a) of the Master Lease shall no longer apply to the determination of Operating Rent.
12.    Applicable Law. The laws of the Commonwealth of Pennsylvania shall govern the validity, performance and enforcement of this Ninth Amendment. The invalidity or unenforceability of any provision of this Ninth Amendment shall not affect or impair any other provision.

13.    Interpretation. In the event of any conflict between the provisions of the Master Lease and the provisions of this Ninth Amendment, the provisions of this Ninth Amendment shall control.
14.    Execution. This Ninth Amendment may be signed in counterparts, each of which shall be deemed an original, but all of which shall be deemed but one and the same instrument.
15.    Full Force and Effect. Except as specifically set forth herein, the terms, covenants and conditions of the Master Lease shall remain in full force and effect. Neither the Master Lease nor this Ninth Amendment may be further modified or amended, except in writing signed by both Landlord and Tenant. This Ninth Amendment sets forth the entire understanding of the parties hereto with respect to the matters set forth herein. Landlord and Tenant each hereby ratify and reaffirm all of the remaining terms and conditions of the Master Lease, as amended. Tenant hereby acknowledges that, to the best of Tenant’s knowledge as of the date of this Ninth Amendment, Landlord is not in default under the terms and conditions of the Master Lease, as amended. Landlord hereby acknowledges that, to the best of Landlord’s knowledge as of the date of this Ninth Amendment, Tenant is not in default under the terms and conditions of the Master Lease, as amended.
16.    Confidentiality of Terms. Landlord and Tenant covenant and agree to maintain the terms of this Ninth Amendment and all documents produced in connection therewith as strictly confidential. In no event shall Landlord or Tenant disclose or publish such information to any third parties except: (i) either party may disclose the terms of this Ninth Amendment to its lenders, accountants, attorneys, employees or tax advisors to whom disclosure is necessary, provided that such individuals are advised of the confidentiality provisions hereof; or (ii) as may be agreed upon in writing by the other party. Notwithstanding the foregoing, (i) Landlord, with Tenant’s prior written consent as to both form and content, may generate an announcement regarding Tenant’s extension of the Master Lease without divulging any specifics of the Ninth Amendment, and (ii) this Section 16 shall not apply to Tenant to the extent that Tenant is required by law to disclose this Ninth Amendment and/or to include a copy of this Ninth Amendment with a report filed by Tenant with the United States Securities and Exchange Commission.
17.    Lender Consent. This Ninth Amendment and the rights and obligations of the parties hereunder shall not become effective until Tenant and Landlord shall have received the written consent of Wells Fargo Bank, National Association, as Mortgagee, or its successor Mortgagee, to this Ninth Amendment, and Landlord agrees to use commercially reasonable efforts to obtain such consent as soon as possible following the mutual execution and delivery of this Ninth Amendment.
18.    Broker. Landlord hereby warrants to Tenant that, other than CBRE, no real estate broker has or will represent Landlord in this transaction. Tenant hereby warrants to Landlord that no real estate broker other than Newmark Grubb Knight Frank and Avison Young (collectively together with CBRE, the “Brokers”) has or will represent Tenant in this transaction. Landlord and Tenant shall indemnify each other against and hold the other harmless from all liabilities, claims, and expenses (including reasonable attorneys’ fees) arising out of the breach of their respective warranty. Landlord shall compensate the Brokers pursuant to separate agreements between Landlord and the Brokers.

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IN WITNESS WHEREOF, this Ninth Amendment has been duly executed by the parties hereto as of the date first above written.
LANDLORD:
IX LIBERTY CENTER OWNER, L.P.,
a Delaware limited partnership
By:    IX Liberty Center Owner GP, L.L.C.,
    a Delaware limited liability company
Its:     General Partner
By:     /s/Mark Keatley
Name:      Mark Keatley
Title:     Managing Director

TENANT:
FEDERATED INVESTORS, INC.
By:     /s/Thomas R. Donahue
Name:      Thomas R. Donahue
Title:     Chief Financial Officer

Exhibit 10.1

EXHIBIT A

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